Exhibit 10.19
                          CONTRIBUTION AGREEMENT

                                   BETWEEN

                    MECHANICAL TECHNOLOGY INCORPORATED,
                          (a New York corporation)

                                    AND

                            PLUG POWER, L.L.C.,
                  (a Delaware limited liability company)


     THIS CONTRIBUTION AGREEMENT (this "Agreement") is entered into between Mechanical Technology Incorporated, a New York corporation, and Plug Power, L.L.C., a Delaware limited liability company (the "Company"). This Agreement, the Limited Liability Company Agreement of Plug Power, L.L.C., a Delaware limited liability company (the "Operating Agreement"), and the Contribution Agreement between Edison Development Corporation, a Michigan corporation, and the Company (the "Management Agreement") are entered as of and shall be effective simultaneously with each other as of the close of business on the 27th day of June, 1997 (the "Contribution Date").

                                   RECITALS

     1. MTI conducts a business which is engaged in the research and development of technology for fuel cells, primarily as a contractor or subcontractor under government contracts, grants and cooperative agreements ( the "Fuel Cell Business").

     2. For the purpose set forth in Section 2.4 of the Operating Agreement, and as its initial Capital Contribution (as defined in Section 4.1 of the Operating Agreement), MTI wishes to contribute the Fuel Cell Business (except the "Excluded Assets", as defined in Section 1.2 of this Agreement) to the Company and in exchange for MTI's initial Capital Contribution MTI shall become a Class A Member (as defined in Section 1.12 of the Operating Agreement) in the Company and shall receive the number of Shares of Class A Membership Interest in the Company (as set forth on Exhibit A to the Operating Agreement) (the "MTI Shares").

     3. In order to accomplish the foregoing, simultaneously with the execution of this Agreement and the Operating Agreement, MTI and the Company shall enter into the agreements identified in Section 4 below (collectively, the "Other Agreements").

     4. The foregoing contribution of assets by MTI and assumption of liabilities by Company are all subject to the terms and conditions of this Agreement, the Operating Agreement and the Other Agreements.










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     In consideration of the foregoing and the mutual representations, warranties covenants, and agreements contained in this Agreement, MTI and the Company agree as follows:

1.   Contribution of Assets by MTI.

          1.1 Contribution of Assets. Subject to the terms and conditions of this Agreement, on the Contribution Date, MTI hereby assigns, transfers, and delivers to the Company, as a contribution to the capital of the Company, free and clear of all Liens, except Permitted Liens, all of the assets, properties, and business, (excepting the Excluded Assets) of every kind and description, wherever located, real, personal, or mixed, tangible or intangible, owned, leased or held by MTI, which are necessary for the conduct of the Fuel Cell Business by MTI as the same shall exist on the Contribution Date including all assets and property shown on the Contributed FCB Balance Sheet (and not disposed of in the ordinary course of business) and all assets and property thereafter acquired by MTI in respect of or necessary for the conduct of and used in the Fuel Cell Business immediately prior to the Contribution Date (collectively, the "Assets"), and including, without limitation, all right, title, and interest of MTI in, to, and under:

              (a) The machinery, equipment, furniture, vehicles, and other tangible property (including, without limitation, maintenance and operating supplies, fuel, and spare parts for such machinery and equipment) listed and described in Schedule 1.1(a) (the "Equipment");

              (b) The raw materials, finished goods, work-in-process, supplies, and inventories described in Schedule 1.1(b) (the "Inventory");

              (c) All rights of MTI (including, but not limited to, any and all Intellectual Property Rights) in and to the products sold or leased and in and to any products or other Intellectual Property Rights under research or development prior to or on the Contribution Date;

              (d) All of the rights of MTI under all contracts, arrangements, leases and other agreements identified on Schedule 1.1(d), including, without limitation, any right to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;

              (e) All credits, prepaid expenses, deferred charges, advance payments, security deposits and pre-paid items, listed in Schedule 1.1(e);

              (f)  [Intentionally Omitted]











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              (g)  All Intellectual Property Rights and all rights thereunder or in respect thereof primarily relating to or used or held for use in connection with the Fuel Cell Business all of which are listed on Schedule 1.1(g), including, but not limited to, rights to sue for an injunction, damages, and/or other remedies against past, present and future infringements thereof and to collect and retain any damages resulting therefrom for its own use and enjoyment, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all Intellectual Property rights included in the other clauses of this Section 1.1, the "Intellectual Property Assets");

              (h) All of MTI's right, title, and interest in, to, and under each of the Government Contracts and commercial contracts for research and development of fuel cells listed in Schedule 1.1(h);

              (i) All books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained by MTI regarding any of the Assets and, with respect to the Assets and Fuel Cell Business, all price lists, correspondence, mailing lists, lists of customers, photographs, production data, sales and promotional materials and records, purchasing materials and records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, all files regarding any of the Government Contracts transferred hereunder, and litigation files;

              (j) To the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefor, required for the conduct of the Fuel Cell Business or the occupancy or use of the Licensed Premises;

              (k) All rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by MTI with respect to the Fuel Cell Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise;

              (l) All rights, title, and interest of MTI under any agreement with past or present employees or independent contractors of MTI regarding: (i) confidentiality or non-disclosure with respect to the Assets or Fuel Cell Business; (ii) the obligation of such employees or contractors to join in the filing of any patent application as an inventor and/or the obligation to assign to MTI any patent application on which such employee or contractor is named as an inventor; (iii) the obligation to assign and transfer any interest of such employee or contractor in any of the Intellectual Property Rights; and (iv) any restriction on the right of such employee or contractor to use any Intellectual Property Rights or






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          to compete with the Fuel Cell Business.  Each such agreement is listed on Schedule 1.1(l); and

              (m) All guarantees, warranties, indemnities and similar rights in favor of MTI with respect to any Asset.

          1.2 Excluded Assets. The Company expressly understands and agrees that there shall be excluded from the Assets those assets and properties of MTI which are necessary for and used in the conduct of the Fuel Cell business as listed on Schedule 1.2.

          In addition, the Company expressly understand and agrees that there shall be excluded from the Assets any assets, properties and businesses of every kind and description; wherever located; real, personal, or mixed; tangible or intangible; owned, leased or held; or used in the conduct of any business of MTI (including, but not limited to, assets, properties and businesses of MTI's Technology Division) other than the Fuel Cell Business, as the same shall exist on the Contribution Date; any and all intellectual property owned, held or primarily used by MTI in any business other than the Fuel Cell Business (including, but not limited to, use of the name Mechanical Technology Incorporated and all derivatives thereof); any and all cash, including petty cash, or receivables of MTI as of the close of business June 27, 1997, including any reflected on the Contributed FCB Balance Sheet.

          1.3 Conveyance Instruments. In order to consummate MTI's contribution of the Assets, MTI has, or will hereafter, execute and deliver, or cause to be executed and delivered, all such documents or instruments of assignment, transfer, or conveyance, in each case dated the Contribution Date (collectively, the "Conveyance Instruments"), as EDC and MTI and their respective counsel shall reasonably deem necessary or appropriate to vest in, confirm title to and/or record the transfer of (in such form as may be required by any Governmental Authority) the Assets to the Company.

          1.4 Assumed Liabilities. Subject to the terms and conditions of this Agreement and the Operating Agreement, in reliance on the representations, warranties, covenants, and agreements of the parties contained herein, the Company assumes and agrees to pay, discharge, or fulfill the liabilities and obligations relating to the Fuel Cell Business and listed on Schedule
     1.4 (the "Assumed Liabilities").

          1.5 Excluded Liabilities.The Company shall not assume any liabilities, obligations or commitments of MTI relating to or arising out of the operation of the Fuel Cell Business or the ownership of the Assets prior to the Contribution Date other than the Assumed Liabilities (the "Excluded Liabilities").













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          1.6 Consent of Third Parties.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Company or MTI thereunder; and any transfer or assignment to the Company by MTI of any interest under any such instrument, contract, lease, permit or other agreement or arrangement which requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Contribution Date, MTI shall continue to use all best efforts to obtain any such approval or consent after the Contribution Date until such time as such consent or approval has been obtained, and MTI will cooperate with the Company in any lawful and economically feasible arrangement to provide that the Company shall receive the interest of MTI in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by MTI, as agent, if economically feasible, provided that the Company shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent such liabilities are described as Assumed Liabilities in Schedule 1.4 and which the Company would have assumed if such consent or approval had been obtained. MTI shall cooperate with the Company and shall pay and discharge, and shall indemnify and hold the Company harmless from and against, any and all out-of-pocket costs incurred by MTI in seeking to obtain or obtaining any such consent or approval whether before or after the Contribution Date. Nothing in this Section 1.6 shall be deemed a waiver by the Company of its right to have received on or before the Contribution Date an effective assignment of all of the Assets nor shall this Section 1.6 be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1.

2.   Events Occurring on the Contribution Date.

          2.1 Deliveries by MTI. Simultaneously with the execution of this Agreement, MTI shall execute and agree to be bound by all of the terms and conditions of the Operating Agreement and shall deliver to the Company the following:

              (a) The Conveyance Instruments to effect the contribution of the Assets to the Company, such Conveyance Instruments to be those reasonably deemed necessary by, and to be in form and substance reasonably satisfactory to counsel for EDC and MTI;

              (b) A copy of the resolutions of MTI's Board of Directors, certified by its Secretary, authorizing or ratifying its execution and











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          delivery of this Agreement, the Operating Agreement, and the Other
          Agreements, and the consummation of the transactions contemplated hereby and thereby;

              (c) All of the Other Agreements to which MTI is a party, duly executed by it.

              (d) A copy of MTI's certificate of incorporation, a certified copy of its bylaws and other organizational documents;

              (e) A certificate from the Secretary of State of New York as to MTI's good standing in such state certified as of a date within thirty (30) days of the Contribution Date;

              (f) An employment agreement with Wayne Huang, and an employment agreement executed by Manmohian Dhar each of which will be agreements to be entered into with the Company and in the form and substance of the agreements attached in Schedule 2.1(f);

              (g) The executed counterpart copies of all Consents and Govern-mental Approvals set forth in Schedule 3.1(c);

              (h) The opinion of counsel for MTI, dated the Contribution Date, in form and substance reasonably satisfactory to EDC's counsel;

              (i) All other previously undelivered items required to be delivered by MTI at or prior to the Contribution Date pursuant to the terms of this Agreement, the Operating Agreement, and the Other Agreements.

          2.2 Deliveries by the Company.

              (a)  Copy of filed Certificate of Formation of the Company;

              (b) Execution copies of the Limited Liability Company Agreement of Plug Power, LLC, a Delaware limited liability company, dated the Contribution Date;

              (c) Executed copy of the Contribution Agreement between the Company and EDC;

              (d) Execution copies of the Distribution Agreement between EDC and the Company; and

              (e) A transition services agreement between MTI and the Company.













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          2.3 Effect of Contributions.  In exchange for its initial Capital
     Contribution, as defined in Section 4.1 of the Operating Agreement, (i) MTI shall become a Class A Member (as defined in Section 1.12 of the Operating Agreement) in the Company pursuant to the terms of the Operating Agreement; (ii) MTI will receive the Shares; and (iii) the Capital Account of MTI will be credited with such amount set forth beside its name on Exhibit A to the Operating Agreement. Such Class A Membership Interest and Capital Account shall be subject to adjustment as provided under Section 4.7 of the Operating Agreement.

3.   Representations and Warranties.

          3.1 Representations and Warranties of MTI. MTI represents and warrants to the Company as follows:

              (a) Authorization, etc. MTI has the corporate power and authority to execute and deliver this Agreement and each of the Other Agreements to which it is a party and to fully perform its obligations and consummate the transactions contemplated thereby. The execution and delivery by MTI of this Agreement and the Other Agreements, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all requisite corporate action. This Agreement, together with all other obligations of MTI hereunder, constitutes the valid and legally binding obligation of MTI, enforceable in accordance with its terms.

              (b)  Corporate Status.

                   (i) MTI is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with full corporate power and authority to carry on the Fuel Cell Business and to own or lease and operate the properties as and in the places where such business is conducted and such properties are owned, leased or operated.

                   (ii) MTI is duly qualified or licensed to do business and
              is in good standing in each of the jurisdictions specified in
              Schedule 3.1(b)(ii), which are the only jurisdictions in which the operation of the Fuel Cell business or the character of the properties owned, leased or operated by MTI in connection with the Fuel Cell Business makes such qualification or licensing necessary.

                   (iii)MTI has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws or other organizational documents, in each case, as amended and in effect on the date hereof. MTI is not in violation of any of the












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              provisions of its certificate of incorporation or by-laws or other organizational documents.

              (c) No Conflicts. The execution, delivery and performance by MTI of this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice of the lapse of time or both) (i) any Applicable Law applicable to MTI or any of the Assets, (ii) the certificate of incorporation or by-laws or other organizational documents of MTI or (iii) except as specifically set forth in Schedule 3.1(c) and except for any conflict which would cause no material adverse affect on the Company (any conflict which would affect the transfer of the Assets shall be deemed material), any Contract or other contract, agreement or other instrument to which MTI or any of its Affiliates is a party or by which MTI or any of its properties or assets, including, but not limited to the Assets, may be bound or affected. Except as specified in Schedule 3.1(c), no Governmental Approval or other Consent is required to be obtained or made by MTI in connection with the execution and delivery of this Agreement or the Other Agreements or the consummation of the transactions contemplated thereby.

              (d) Financial Statements. MTI has delivered to the Company a pro forma balance sheet for the Fuel Cell Business as of May 23, 1997 (the "Preliminary Contributed FCB Balance Sheet"), a copy of which is attached as Schedule 3.1(d). Within ten (10) days after the Contribution Date, MTI will deliver to the Company a pro forma balance sheet for the Fuel Cell Business (excluding the Excluded Assets and Excluded Liabilities) as of the Contribution Date (the "Contributed FCB Balance Sheet"); (the Preliminary Contributed FCB Balance Sheet and the Contributed FCB Balance Sheet are the "Financial Statements"). The Financial Statements fairly present the financial condition and results of operations of the Fuel Cell Business for the period and as of the dates stated therein. The Total Liabilities reflected on the Contributed FCB Balance Sheet shall not exceed by more than $25,000 the total amount of the Assumed Liabilities shown on Schedule 1.4.

              (e) Absence of Undisclosed Liabilities. MTI has no Knowledge of any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Fuel Cell Business, except (a) as set forth in Schedule 3.1(e), (b) as and to the extent disclosed or reserved against in the Contributed FCB Balance Sheet and (c) for liabilities and obligations that (i) individually and in the aggregate are not material to the Fuel Cell Business and have not had or resulted in, and will not have or result in, a material adverse effect on the Fuel Cell Business or Assets.











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              (f)  Taxes.

                        (i) MTI has duly and timely filed all Tax Returns
                   affecting the Fuel Cell Business with respect to Taxes required to be filed on or before the Contribution Date ("Covered Returns"). Except for Taxes set forth on
                   Schedule 3.1(f)(i), which are being contested in good faith and by appropriate proceedings, the following Taxes have been duly and timely paid: (1) all Taxes shown to be due on the Tax Returns, (2) all deficiencies and assessments of Taxes of which notice has been received by MTI that are or may become payable by the Company or chargeable as a lien upon the Fuel Cell Business, and (3) all other Taxes due and payable as of the Contribution Date for which neither filing of Tax Returns nor notice of deficiency or assessment is required, of which MTI has Knowledge that may become payable by the Company or chargeable as a lien upon the Fuel Cell Business. All Taxes required to be withheld by or on behalf of MTI in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Fuel Cell Business ("Withholding Taxes") have been withheld, and such withheld taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.

                        (ii) Except as set forth on Schedule 3.1(f)(ii), no
                   agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes or Withholding Taxes, and no power of attorney with respect to any such Taxes, has been filed with the IRS or any other Governmental Authority.

                        (iii)Except as set forth on Schedule 3.1(f)(iii), (1)
                   there are no Taxes or Withholding Taxes asserted in writing by any Governmental Authority to be due and (2) no issue has been raised in writing by any Governmental Authority during the course of any audit with respect to Taxes or Withholding Taxes. Except as set forth on Schedule 3.1(f)(iii), no Taxes and no Withholding Taxes are currently under audit by any Governmental Authority. Except as set forth on Schedule 3.1(f)(iii), neither the IRS nor any other Governmental Authority is now asserting or, to the best knowledge of MTI, threatening to assert against MTI any deficiency or claim for additional Taxes or any adjustment of Taxes that would, if














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                   paid by the Company, have an adverse effect on the Fuel Cell
                   Business or the Assets, and there is no reasonable basis for any such assertion of which MTI is or reasonably should be aware.


                        (iv) Except as set forth on Schedule 3.1(f)(iv), there
                   is no litigation or administrative appeal pending or, to the best knowledge of MTI, threatened against or relating to MTI in connection with Covered Taxes.

                   (g) Absence of Changes. Except as set forth in Schedule 3.1(g), since May 23, 1997, MTI has conducted the Fuel Cell Business only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to the Fuel Cell Business or the Assets:

                        (i)  suffered any adverse effect;

                        (ii) to MTI's Knowledge incurred any obligation or
                   liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice;

                        (iii)discharged or satisfied any Lien other than those
                   then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;

                        (iv) mortgaged, pledged or subjected to Lien, any
                   property, business or assets, tangible or intangible, held in connection with the Fuel Cell Business;

                        (v) sold, transferred, leased to others or otherwise disposed of any of the Assets (except in the ordinary course of business), or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

                        (vi) received any notice of termination of any
                   contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance);














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                        (vii)transferred or granted any rights under, or
                   entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto, other than as set forth in this Agreement;

                        (viii)made any change in the rate of compensation,
                   commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, director, officer, employee, salesman, distributor or agent of MTI relating to the Fuel Cell Business;

                        (ix) encountered any labor union organizing activity,
                   had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

                        (x) made any purchase commitment in excess of the normal, ordinary and usual requirements of the Fuel Cell Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

                        (xi) made any capital expenditures or capital additions
                   or improvements in excess of an aggregate of $10,000;

                        (xii)instituted, settled or agreed to settle any litiga-
                   tion, action or proceeding before any court or governmental body which may affect the Fuel Cell Business or the Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $10,000;

                        (xiii)entered into any transaction, contract or
                   commitment in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of this













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                   Agreement or the transactions contemplated hereby, except
                   as otherwise provided in this Agreement; or

                        (ix) to MTI's Knowledge, taken any action or omitted
                   to take any action that would result in the occurrence of any of the foregoing.

                   (h) Litigation. Except as set forth on Schedule 3.1(h), there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity pending or threatened against or relating to the Assets or the Fuel Cell Business or against or relating to the transactions contemplated by this Agreement, and MTI does not have Knowledge of any basis for the same. Except as set forth in such Schedule 3.1(h), no citations, fines or penalties have been asserted against MTI with respect to the Division under any Environmental Law or any federal, state or local law relating to occupational health or safety.

                   (i) Compliance with Laws; Governmental Approvals and Consents; Governmental Contracts.

                        (i) Except as disclosed in Schedule 3.1(i)(i), MTI has complied in all material respects with all Applicable Laws applicable to the Fuel Cell Business or the Assets, and MTI has not received any notice alleging any such conflict, violation, breach or default.

                        (ii) Schedule 3.1(i)(ii) sets forth all Governmental
                   Approvals and other Consents necessary for, or otherwise material to, the conduct of the Fuel Cell Business. Except as set forth in Schedule 3.1(i)(ii), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and MTI is in compliance with each of such Governmental Approvals and Consents held by it with respect to the Assets and the Fuel Cell Business.

                        (iii)Schedule 3.1(i)(iii) sets forth all Government
                   Contracts.

                        (iv) Except as set forth in Schedule 3.1(iv)(iv), to
                   MTI's Knowledge as of the Contribution Date, there are no proposed laws, rules, regulations, ordinances, orders, judg-ments, decrees, governmental takings, condemnations or other














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                   proceedings which would be applicable to the business,
                   operations or properties of the Fuel Cell Business and which might adversely affect the properties, assets, liabilities, operations or prospects of the Fuel Cell Business, either before or after the Contribution Date.

                   (j) Operation of the Fuel Cell Business. Except as set forth in Schedule 3.1(j), (i) MTI has conducted the Fuel Cell Business only through MTI and not through any direct or indirect subsidiary or affiliate of MTI and (ii) no part of the Fuel Cell Business is operated by MTI through any entity other than MTI.

                   (k) Assets. Except as disclosed in Schedule 3.1(k), MTI has good title to all the Assets free and clear of any and all Liens other than Permitted Liens. The Assets, together with the services and arrangements described in Section 4, comprise all assets and services necessary for the continued conduct of the Fuel Cell Business by the Company as now being conducted. The Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Fuel Cell Business during the past twelve months (except cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business, employees not hired by the Company, the Excluded Assets, and those services which the Company has the right to receive from MTI under the Services Agreement). Except for Excluded Assets, there are no assets or properties used in the operation of the Fuel Cell Business and owned by any Person other than MTI that will not be leased or licensed to the Company under valid, current leases or license arrangements. The Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the Knowledge of MTI, there are no facts or conditions affecting the Fuel Cell Business or the Assets which could, individually or in the aggregate, interfere in any material respect with the conduct of the Fuel Cell Business.

                   (l)  Contracts.

                        (i) Schedule 3.1(l)(i) contains a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below (1) by which any of the Assets are bound or affected or (2) to which MTI is a party or by which it is bound that affects the Fuel Cell Business or the Assets (the "Contracts"):

                             (1) licenses, permits, Governmental Approvals,
                        and other contracts concerning or relating to the Licensed Premises;

                             (2) employment, consulting, agency, collective
                        bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees or inventors, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

                             (3) loan agreements, indentures, letters of
                        credit, mortgages, security agreements, pledge agreements, deeds of trust and instruments relating to the borrowing of money or obtaining of or extension of credit;

                             (4) licenses, licensing arrangements and other
                        contracts providing in whole or in part for the use of, or limiting the use of, any of the Intellectual Property Rights;

                             (5) notifications, requests for bid, proposals,
                        awards, contracts, and grants under which MTI has or may have rights to obligations;

                             (6) joint venture, partnership and similar
                        contracts involving a sharing of profits or expenses (including, but not limited to, joint research and de-velopment and joint marketing contracts);

                             (7) asset purchase agreements and other
                        acquisition or divestiture agreements, including, but not limited to, any agreements relating to the sale, lease or disposal of any Assets (other than sale of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

                             (8) orders and other contracts for the purchase
                        or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $10,000 in the case of purchases or $10,000 in the case of sales;

                             (9) contracts with respect to which the
                        aggregate amount that could reasonably expected to be paid or received thereunder in the future exceeds $10,000 per annum or $30,000 in the aggregate;

                             (10)sales agency, manufacturer's representa-
                        tive, marketing or distributorship agreements;

                             (11)contracts, agreements or arrangements
                        with respect to the representation of the Fuel Cell Business in foreign countries; and

                             (12)master lease agreements providing for the
                        leasing of personal property primarily used in, or held for use primarily in connection with, the Fuel Cell Business.

                        (ii) MTI has delivered to the Company complete and
                   correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 3.1(l)(i).

                        (iii)All Contracts are in full force and effect and
                   enforceable against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of MTI or, to the Knowledge of MTI, any other party thereto except as set forth in Schedule 3.1(l)(iii).
                   Except as set forth in Schedule 3.1(l)(iii), no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any of the Other Agreements or the consummation of the transactions contemplated thereby.

                        (iv) MTI has no outstanding power of attorney
                   relating to the Fuel Cell Business.

                   (m)  Territorial Restrictions.  Except as set forth in
              Schedule 1.1(m), MTI is not restricted by any written agreement or understanding with any other Person from carrying on the Fuel Cell Business anywhere in the world. The Company, solely as a result of its receipt of MTI's contribution of the Fuel Cell Business pursuant to this Agreement or by its assumption of the Assumed Liabilities, will not become restricted in carrying on any business anywhere in the world.

                   (n) Inventories. All Inventories are of good, usable and merchantable quality.

                   (o)  Suppliers; Raw Materials.  Schedule 3.1(o) sets forth
              (i) the names and addresses of all suppliers from which the Fuel Cell Business ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $100 or more during the twelve month period ended May 31, 1997 and (ii) the amount for which each such supplier invoiced the Fuel Cell Business during such period. MTI has not received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Contribution Date on the terms and conditions similar to those used in its current sales to the Fuel Cell Business, subject to general and customary price increases. To the best knowledge of MTI, no supplier of the Fuel Cell Business described in clause
              (i) of the first sentence of this Section 3.1(o) has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement or the Other Agreements.

                   (p)  Government Contracts.

                        (i) Government Contracts. Schedule 3.1(i)(iii) identifies all contracts, grants, cooperative agreements, awards, proposals, requests to bid, notification of opportunity to bid, or other arrangements in which MTI is either a prime contractor, subcontractor, grantee, awardee, bidder, or prospective bidder or any such arrangement between MTI and its subcontractors for any Government Contract relating to the Fuel Cell Business ("Government

                   Contracts"). Except for explicit references to sections of the applicable agency acquisition regulations, or Federal Acquisition Regulations, none of the Government Contracts is subject to any "implied" clauses or other understandings which modify, extend or limit the contract in any way.

                        (ii) Patent Rights.  MTI has or will, upon the receipt
                   of the Consents, have the authority and ability to assign to the Company all patent rights accrued as a result of its performance under the Government Contracts ("MTI Patent Rights").


                        (iii)Exceptions to Patent Rights.  Except as noted on
                   Schedule 3.1(p)(ii), MTI has complied with all applicable agency policies and contract procedures necessary to secure in itself the right to file patent applications for the MTI Patent Rights. MTI shall, within sixty (60) days of the date of this Agreement, secure in itself the right to file patent applications for MTI Patent Rights which it has not yet secured in itself. MTI shall assign such patent rights solely to the Company within ten (10) days of securing such rights.

                        (iv) Third Party and Government Rights.  Except in
                   the case of the Government Contracts set out on Schedule 3.1(p)(iv), no other party has a license, whether express or implied, to use the MTI Patent Rights. In the case of the Government Contracts set out on Schedule 3.1(p)(iv), the parties to each such contract, including the United States government, have only a non-exclusive, perpetual, non-assignable, license to use the MTI Patent Rights, as of the date of this Agreement.

                        (v) March In Rights. MTI has complied with its obligations set out in the Government Contracts and otherwise required by 35 U.S.C. 203, to prevent the relevant Federal agency from requiring the assignment of the MTI Patent Rights to any other party, including a signatory to the applicable Government Contract.

                   (q) Absence of Certain Fuel Cell Business Practices. To MTI's Knowledge, neither MTI, nor any officer, employee or agent of MTI, or any other person acting on MTI's behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Fuel Cell Business (or assist MTI in connection with any actual or proposed transaction relating to the Fuel Cell Business)
              (i) which subjected or might have subjected MTI to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had an adverse effect on the Fuel Cell Business or MTI, (iii) which if not continued in the future, might have an adverse effect on the Fuel Cell Business or the Assets or subject the Fuel Cell Business or the Company to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

                   (r)  Intellectual Property Rights.

                        (i) MTI owns, or is licensed or otherwise possesses legally enforceable and sufficient rights to use the Intellectual Property Rights. Schedule 3.1(r)(i) lists all current and past (lapsed, expired, abandoned or cancelled) patents, registered and material unregistered copyrights, trade marks, service marks, trade names and any applications therefor that are necessary for the conduct of the Fuel Cell Business and specifies the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.
                   Schedule 3.1(r)(i) lists (1) any requests MTI has received to make any registration of the type referred to in the immediately preceding sentence, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made; (2) all licenses, sublicenses and other agreements (written or oral) as to which MTI is a party and pursuant to which any person is authorized to use any Intellectual Property Right, or any trade secret material of the Fuel Cell Business, and includes the identity of all parties thereof, a description of the nature and subject matter thereof, the applicable royalty and the term thereof; and (3) all licenses, sublicenses, and other agreements (written or oral) as to which MTI is a party and pursuant to which MTI is authorized to use any intellectual property rights in MTI's conduct of the Fuel Cell Business ("Third Party Intellectual Property Rights"),or other trade secret of a third party in or as to any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. MTI is not party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in
                   Schedule 3.1(r)(i).

                        (ii) Except as otherwise provided in this Agreement
                   or as set forth in Schedule 3.1(r)(ii), MTI is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense, or agreement described in Schedule 3.1(r)(i). No claims with respect to the Intellectual Property Rights, or Third Party Intellectual Property Rights, to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through MTI, are currently pending or, to the Knowledge of MTI are threatened by any Person, nor does MTI have Knowledge of any valid grounds for any such claims that are bona fide
                   (1) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by MTI infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by MTI of any of the Intellectual Property Rights;
                   (3) challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights or other trade secret material to the Fuel Cell Business; or (4) challenging the license or legally enforceable right to use any of the Third Party Intellectual Property Rights. To the Knowledge of MTI, all patents, registered trademarks, trade names and copyrights held by MTI are valid and subsisting.
                   Except as set forth in Schedule 3.1(r)(ii), to the Knowledge of MTI, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including any employee or former employee of MTI.

                        (iii)Except as set forth in Schedule 3.1(r)(iii), MTI
                   (1) has not been sued, charged in writing, or otherwise notified of any claim that any of the Intellectual Property Rights infringe any other Person's trade secrets, patents, trademarks, service marks, trade names or copyrights and which has not been finally terminated prior to the date hereof, nor has MTI been informed or notified by any third party that MTI's use of any of the Intellectual Property Rights and/or operation of the Fuel Cell business may constitute such an infringement and (2) has no Knowledge of any infringement liability with respect to, or infringement by MTI in its conduct of the Fuel Cell Business of any trade secret, patent, trademark, service mark, trade names or copyright of another.

                        (iv) Employee Restrictions.  To MTI's Knowledge
                   none of MTI's employees (past or present, full or part-time) involved in MTI's conduct of the Fuel Cell Business is obligated under any contract or contracts ((including licenses, agreements, covenants and other commitments of any nature), or is subject to any order, writ, judgment, injunction, decree, determination or award of any court, administrative agency or other tribunal, that restricts the employee's activities on behalf of MTI's conduct of the Fuel Cell Business or interferes with the use of such employee's best efforts to promote the interests of MTI in the conduct of the Fuel Cell Business.

                        (v) Confidential Information. MTI has not disclosed any information of a proprietary or confidential nature relating to its business, products, technology or financial condition to any person or entity, except as described in
                   Schedule 3.1(r)(v).

                   (s) Insurance. Schedule 3.1(s) contains a complete and correct list and summary description of all insurance policies maintained by MTI for the benefit of or in connection with the Assets or the Fuel Cell Business. MTI has delivered to the Company complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. MTI has complied in all material respects with the terms and provisions of such policies. The insurance overage provided by such policies is adequate and customary for the Fuel Cell Business. Schedule 3.1(s) sets out all claims made by MTI under any policy of insurance during the past two years with respect to the Fuel Cell Business and in the opinion of MTI reasonably formed and held, there is no basis on which a claim should or could be made under any such policy with respect to it.

                   (t) Licensed Premises. MTI is the owner of the real property in which the Licensed Premises are located (the "Property"). MTI's license under the Services Agreement to the Company of the Licensed Premises does not violate or conflict with any instrument of record or agreement affecting the Property. MTI has no Knowledge of any eminent domain or similar proceedings against the Property which could adversely affect the Company's use or occupancy of the Licensed Premises during the term of the license. There are no defaults by MTI under any mortgage on the Property which could give rise to the mortgagee's foreclosure on the Property or give rights to any mortgagee to disturb the Company's use or occupancy of the Licensed Premises during the term of the license.

                   (u)  Environmental Matters.

                        (i) Permits. All Environmental Permits necessary for the conduct of the Fuel Cell Business are identified
                   Schedule 3.1(u)(i), and MTI currently holds all such En-vironmental Permits, and all such Environmental Permits to the extent permitted by law shall be validly transferred to the Company on the Contribution Date. MTI has not been notified by any relevant Governmental Authority that any such Environmental Permit will be modified, suspended, cancelled or revoked, or cannot be renewed in the ordinary course of business.

                        (ii) No Violations.  MTI has complied in all material
                   respects with all Environmental Permits and all applicable Environmental Laws pertaining to the Licensed Premises and MTI's conduct of the Fuel Cell Business. No Person has alleged any violation by MTI of any such Environmental Permits or any applicable Environmental Law relating to MTI's conduct of the Fuel Cell Business.

                        (iii)No Actions.  Except as set forth in Schedule
                   3.1(u)(iii), MTI has not caused or taken any action that has resulted or may result in any liability or obligation relating to (1) the environmental conditions on, under, or about the Licensed Premises, the Assets or other properties or assets owned, leased or used by MTI in connection with and necessary for the conduct of the Fuel Cell Business, or
                   (2) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Substances, except for any such liabilities and obligations that, individually and in the aggregate, are not material to the Fuel Cell Business and have not had or resulted in, and will not have or result in, any material adverse effect on the Fuel Cell Business.

                        (iv) Other.  Except as set forth in Schedule 3.1(u)(iv):
                   (1) MTI has not transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to the Fuel Cell Business to any location that is, listed or proposed for listing under CERCLA, or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or Remedial Action; and (2) no work, repair, construction or capital expenditure is required or planned in respect of the Assets or the Licensed Premises pursuant to or to comply with any Environmental Law, nor has MTI received any notice of any such requirement, except for such work, repair, construction or capital expenditure as is not material to the Fuel Cell Business and is in the ordinary course of business.

                        (v) Full Disclosure. MTI has disclosed and made available to the Company, all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of MTI relating to Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by MTI or any other Person at any time on the Licensed Premises, or otherwise in connection with the use or operation of the properties or assets used in or held for use in connection with the Fuel Cell Business.

                   (v)  Employees, Labor Matters, etc.   MTI is not a party to
              or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Fuel Cell Business. Schedule 3.1(v) contains a list of all employees of MTI that work for or in the Fuel Cell Business, along with the position and the annual rate of compensation of each such person. Each such employee, as well as any other person who was involved in the development or creation of MTI's Intellectual property Rights, has entered into a confidentiality and assignment of inventions agreement with MTI, a copy of which has previously been delivered to the Company. Except as set forth in Schedule 3.1(v), to the Knowledge of MTI, no key employee or group of employees employed by MTI in the Fuel Cell Business has any plans to terminate employment with MTI.
              MTI has complied in all material respects with all provisions of Applicable Law pertaining to the employment of the employees of the Fuel Cell Business, including, without limitation, all such Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure or failures to comply that, individually or together with all such other failures, has not and will not result in a material liability or obligation on the part of the Fuel Cell Business, and has not had or resulted in, and will not have or result in, an adverse effect on the Fuel Cell Business.

                   (w) Employee Benefit Plans. Schedule 3.1(w) lists each pension, retirement , profit sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which MTI contributes or is a party or is bound or under which it may have liability and under which employees or former employees of the Fuel Cell Business (or their beneficiaries) are eligible to participate or derive a benefit ("Employee Benefit Plans'). MTI has delivered to the Company true, correct and complete copies of all Employee Benefit Plans.

                   (x) Confidentiality. Except as set forth on Schedule 3.1(x), MTI has taken all steps necessary to preserve the confidential nature of all material confidential information (including, without limitation, any proprietary information) with respect to the Fuel Cell Business, including, but not limited to, the manufacturing or marketing of any of the Fuel Cell Business products or services.

                   (y) No Guarantees. Except as set forth on Schedule 3.1(y), none of the obligations or liabilities of the Fuel Cell Business or of MTI incurred in connection with the operation of the Fuel Cell Business is guaranteed by or subject to a similar contingent obligation of any other Person. MTI has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of MTI or any of its Affiliates in connection with the Fuel Cell Business or the Assets.

                   (z) Disclosure. No representation or warranty made by MTI in this Agreement nor any statement or certificate furnished or to be furnished by MTI to the Company or its representatives in connection with or pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Fuel Cell Business uniquely) known to MTI that has not been disclosed by MTI to the Company that might reasonably be expected to have or result in a material adverse effect on the Fuel Cell Business.

                   (aa) Contract Payments.  MTI has not received any prepay-
              ments or advances under any Contract or Government Contract.

4.   Related Transactions.

          4.1 Other Agreements. Contemporaneously with the execution of this Agreement and the Operating Agreement, MTI and the Company shall enter into the following agreements:

              (a) A Distribution Agreement in the form attached as Schedule 4.1(a).

              (b)  A Services Agreement in the form attached as Schedule 4.1(b).


5.   Covenants of MTI.

          5.1 Information Retention. Other than the books and records of MTI and the Fuel Cell Business contributed to the Company hereunder, MTI will retain all books and records relating to the Fuel Cell Business in accordance with MTI's record retention policies as presently in effect. During the three (3) year period beginning on the Contribution Date, MTI shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days' prior written notice to the Company offering to surrender the same to the Company at the Company's expense.

          5.2 [Intentionally Omitted.]

          5.3 Liability for Transfer Taxes. MTI shall be responsible for the timely payment of, and shall indemnify and hold harmless the Company against, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. MTI shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, provided that the Company shall be permitted to prepare any such Tax Returns that are the primary responsibility of the Company under applicable law. The Company's preparation of any such Tax Returns shall be subject to MTI's approval, which approval shall not be withheld unreasonably.

          5.4 Certificates of Tax Authorities. MTI shall provide to the Company copies of certificate from the appropriate taxing authority for which the Company could have liability to withhold or pay Taxes with respect to the transfer of the Assets or the Fuel Cell Business within
      _______ days following the Contribution Date.

          5.5 Confidentiality. MTI will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that MTI is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, MTI will notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5. If in the absence of a protective order or the receipt of a waiver hereunder, MTI is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, MTI may disclose the Confidential Information to the tribunal.

          5.6 Covenant Not to Compete. For a period of three (3) years from and after the Contribution Date, MTI will not engage directly or indirectly in any business previously or presently (as of the Contribution Date) conducted by the Fuel Cell Business in the United States; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of such publicly trade company's businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This covenant shall not prevent MTI from performance under the Distribution Agreement described in Section 2.2(d) or conduct of any further research and development under the NYSERDA contract regarding the hybrid electrical vehicle, an Excluded Asset.

6.   Indemnification.

          6.1 By MTI.

              (a) MTI - Indemnity for Breach of Representations, Warranties, Covenants and Agreements. MTI agrees to indemnify, defend and hold harmless the Company from and against all Losses which may be incurred by the Company arising out of any breach by MTI of any of MTI's representations warranties, covenants or agreements made in this Agreement, the Schedules attached hereto or any document or instrument delivered in connection with the transactions contemplated hereby. The maximum liability of MTI to the Company under this
          Section 6.1 for breaches of MTI's representations and warranties in
          Section 3 shall be limited to the total amount of Capital Contributions made by EDC to the Company under Article 4 of the Operating Agreement.

              (b) MTI - Indemnity for Excluded Liabilities. MTI agrees to indemnify, defend and hold harmless the Company from and against all Losses which may be incurred by the Company with respect to or arising out of any of the Excluded Liabilities. There shall be no limitation of either time or amount on MTI's obligation to indemnify, defend and hold harmless the Company under this Section 6.1(b).

          6.2 By Company. The Company agrees to indemnify MTI with respect to any and all claims, losses, liabilities, costs and expenses (including attorneys' fees and reimbursable expenses) which may be reasonably incurred by MTI arising out of any breach by the Company of any of its representations, warranties, covenants or agreements made in this Agreement, the Schedules hereto or any document or instrument delivered in connection with the transactions contemplated hereby or arising out of any of the Assumed Liabilities.

          6.3 Notice and Defense of Claims. A party claiming indemnification under this Section 6 (the "Asserting Party") must promptly notify in writing the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification. If such claim relates to a claim, litigation or other action by a third party against the Asserting Party, or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume the defense of the Third Party claim at its own expense with counsel selected by the Defending Party. The Defending Party may not assume the defense if the named parties to the Third Party Claim
     (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel approved by the

     Defending Party at the expense of the Defending Party. If the Defending Party assumes the defense of the Third Party Claim, the Defending Party shall be liable for any fees and expenses of counsel for the Asserting party incurred thereafter in connection with the Third Party Claim
     (except in the case of actual or potential differing interests, as provided in the preceding sentence). If the Defending Party does not assume the defense of the Third Party Claim, the Asserting Party shall have the right to assume the defense of and settle the Third Party Claim (at the Defending Party's expense), if such Asserting Party shall notify the Defending Party of the Asserting Party's intention to settle the Third Party Claim (at the Defending Party's expense), unless the Defending Party shall notify Asserting Party in writing within five (5) days after receipt of such notice of intention to settle of the Defending Party's election to assume (at its expense) the defense of the Third Party Claim and promptly thereafter takes appropriate action to implement such defense. The Asserting Party and the Defending shall use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 6.

          6.4 Remedies. Except as otherwise provided herein, none of the remedies provided in this Agreement for either party, including specific performance, are the exclusive remedy of either party for a breach of this Agreement. Except as otherwise provided herein, the parties shall have the right to seek any other remedy in law or equity in lieu of or in addition to any remedies provided in this Agreement, including an action for damages for breach of contract.

7. Public Announcements. Any and all press releases and other public announcements or communications concerning this Agreement and the transactions hereunder shall be made only with the Company's prior written approval or as otherwise required by law.

8.   Brokers.

          8.1 For MTI. MTI represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. MTI agrees to indemnify and hold harmless the Company against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of MTI.

          8.2 For the Company. The Company represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Company agrees to indemnify and hold harmless MTI against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Company.

9.   Definition of Certain Terms.

     The terms defined in this Section 9, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section or Schedule are to a Section or Schedule of or to this Agreement, unless otherwise indicated.

          "Affiliate" of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          "Agreement" means this Contribution Agreement, including the Schedules hereto.

          "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority,
     (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

          "Assets" is defined in Section 1.1.

          "Assumed Liabilities" is defined in Section 1.4.

          "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Detroit or New York are authorized or required to close.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidential Information" means any information concerning the businesses and affairs of the Fuel Cell Business that is not already generally available to the public.

          "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including, but not limited to, any Governmental Authority.

          "Contracts" is defined in Section 3.1(l)(i).

          "Contributed FCB Balance Sheet" is defined in Section 3.1(d).

          "Contribution Date" is defined in the introductory paragraph of this Agreement.

          "Copyrights" shall mean the copyrights registered with the U.S. Copyright Office, as further described on Schedule 9 - Copyrights, attached, which lists all federally registered copyrights now held or at anytime held by MTI and used in the Fuel Cell Business, together with all other copyrighted or copyrightable works used in the Fuel Cell Business (as described on Schedule 9 - Copyrights, the "Works") and any derivative works of the Works and any "Moral Rights" MTI may have in the Works, including the Works described in any registered copyrights listed on
     Schedule 9 - Copyrights.

          "Covered Returns" is defined in Section 3.1(f)(i).

          "$ or dollars" means lawful money of the United States.

          "EDC" means Edison Development Corporation, a Michigan corporation, whose address is 2000 Second Avenue, Detroit, Michigan 48226-1279.

          "Environmental Laws" means all Applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, without limitation, (i) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act,
     (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

          "Environmental Liabilities and Costs" means all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Fuel Cell Business or the Assets; and (ii) expenditures necessary to cause the Licensed Premises or any aspect of the Fuel Cell Business to be in compliance with any and all requirements of Environmental Laws as of the Contribution Date.

          "Environmental Permits" means any federal, state and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to MTI necessary for the conduct of the Fuel Cell Business as currently conducted or previously conducted under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" is defined in Section 1.2.

          "Excluded Liabilities" is defined in Section 1.5.

          "Financial Statements" means each of the financial statements required to be provided by MTI under Section 3.1(d).

          "Fuel Cell Business" means the business acquired or to be acquired by the Company pursuant to this Agreement, consisting of the Assets and the Assumed Liabilities, but not including the Excluded Assets or Excluded Liabilities.

          "Governmental Approval" means any Consent of, with, from or to any Governmental Authority.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

          "Hazardous Substances" means any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum derived substances or wastes, radon gas or related materials; (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder; or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

          "Intellectual Property Assets" is defined in Section 1.1(h).

          "Intellectual Property Rights" shall refer collectively and singularly to Patent Rights, Copyrights, Trademark Rights, Trade Secrets and Know

     How, except to the extent that MTI expressly indicates on the attached schedules that it has transferred such Intellectual Property Rights.

          "Inventories" is defined in Section 3.1(n).

          "IRS" means the Internal Revenue Service.

          "Know How" shall mean all drawings, prototypes, computer files (in object and source code) and other such tangible materials.

          "Knowledge" means actual knowledge after due inquiry and investigation.

          "Licensed Premises" is [to be provided by MTI].

          "Lien" means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including, but not limited to, such as may arise under any Contracts.

          "Losses" is defined as any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights.

          "MTI" means Mechanical Technology Corporation, a New York corporation.

          "Moral Rights" shall mean all rights of paternity or integrity relating to each Work including, without limitation, all rights to be identified as the author of the Work(s), to object to the modification of any of the Work, and any similar rights existing under the judicial or statutory laws of any country in the world or any treaty, regardless of whether such right is denominated or generally referred to as moral rights.

          "Other Agreements" means the agreements and other documents and instruments described in Section 4.

          "Patent Rights" shall mean all Letters Patent, together with all foreign Letters Patent corresponding thereto listed on Schedule 9 - Patent Rights, further together with, foreign or domestic patent applications corresponding thereto, excluding those listed on Schedule 9 - Patent Rights and related thereto; patentable rights, excluding those listed on

     Schedule 9 - Patent Rights and related thereto, whether or not such rights are registered, or applications for registration have been filed with any Governmental Authority, and all proprietary: drawings, plans; designs; quality control; machine and mechanical specifications; engineering data; production techniques; installation data; application data; flow charts; logic diagrams relating to the Patent, and any other foreign or domestic patentable rights that may be obtained in respect thereof; and any foreign or domestic reissues, reexaminations certificates, extensions, substitutions, confirmations, divisions, and continuations or continuations-in-part of any of the foregoing.

          "Permitted Liens" means (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on MTI's books in accordance with GAAP; or (ii) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the Assets or interfere with the conduct of the Fuel Cell Business by MTI or the Company or as listed in Schedule 9 - Permitted Liens.

          "Person" means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

          "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

          "Remedial Action" means all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care related to any such Hazardous Substances.

          "Tax" means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and serves, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether dispute or not).

          "Tax Return" means any return, report, declarations, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Trade Secrets" shall mean methods, processes, know how and all other proprietary data and information relating to MTI's conduct of the Fuel Cell Business, products and/or services, including customer lists and business methods.

          "Trademark Rights" shall mean the foreign or domestically registered trademarks described on Schedule 9 - Trademark Rights, which is attached hereto and made a part hereof and constitutes all of the foreign or domestically registered trademarks now held or at any time held by MTI and used in the Fuel Cell Business, any trademark applications (state of federal), common law trademark rights, and all other trademarks or service marks now owned or ever owned by MTI and used at any time in connection with its Fuel Cell Business, including the sale and promotion of its goods and services, together with the goodwill of the business relating to such trademarks or service marks.

          "Transfer Taxes" is defined in Section 5.3.

          "Treasury Regulations" means the regulations prescribed pursuant to the Code.

          "Withholding Taxes" is defined in Section 3.1(f)(i).

10.  Miscellaneous.

          10.1 Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent of the time periods specified below:
               (a) Except as set forth in clause (b) below, the representations and warranties contained in Section 3.1 shall survive until the earlier of (i) an initial public offering of equity interests in the Company and in accordance with the requirements of the Securities Act of 1933 or (ii) for a period of five (5) years following the Contribution Date.

               (b)  The representations and warranties of MTI contained in
          Section 3.1(f) shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations.

     All other agreements, covenants and obligations of the parties hereunder shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder.

          10.2 Expenses. Except as otherwise expressly provided herein, the Company and MTI shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

          10.3 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

          10.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery:

              (i)  if to the Company to,

                   Gary Mittleman
                   968 Albany-Shaker Road
                   Latham, New York 12110

                   with a copy to:

                   Chris Nern
                   2000 Second Avenue
                   Detroit, Michigan  48226

                   Ananth G. Ananthasubramaniam
                   2000 Second Avenue
                   Detroit, Michigan  48226

                   Cathy Hill
                   Whiteman Osterman & Hanna
                   One Commerce Plaza
                   Albany, New York 12260

              (ii) if to MTI,

                   Marty Mastriani
                   Mechanical Technology Inc.
                   968 Albany-Shaker Road
                   Latham, New York 12110

                   with a copy to:

                   Cathy Hill
                   Whiteman Osterman & Hanna
                   One Commerce Plaza
                   Albany, New York 12260

     or, in each case, at such other address as may be specified in writing to the other parties hereto.

          Such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) three business days after being deposited with the U.S. Post Office, if sent by registered or certified mail, or (c) on the next business day, if sent by Federal Express or similar overnight courier.

          10.5 Entire Agreement. This Agreement (including the Schedules) and the Other Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          10.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

          10.7 Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Michigan, without giving effect to the conflict of laws rules thereof. The Company and MTI hereby irrevocably submit to the jurisdiction of the courts of the State of Michigan and the Federal courts of the United States of America located in the State of Michigan in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suite or proceeding may not be brought or is not maintainable in said courts or that the venue thereof or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Michigan or Federal court. The Company and MTI hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.4 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          10.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respect heirs, successors and permitted assigns.

          10.9 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

          10.10 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

          10.11 Further Assurances.  In addition to MTI's obligations under
     Section 1.3, each of the parties shall execute such documents and other papers and perform such further acts as may be reasonably required or desireable to carry out the provisions hereof and the transactions contemplated hereby.

    IN WITNESS WHEREOF, the parties hereto have executed the foregoing documents as of the date and year first above written.

                        MECHANICAL TECHNOLOGY INCORPORATED
                        (a New York corporation)


                        By:  /s/ Martin Mastroianni
                           __________________________________

                        Its: President
                            _________________________________

                                                "MTI"

                        PLUG POWER, L.L.C.
                        (a Delaware limited liability company)


                        By: /s/ Larry Garberding
                           __________________________________

                        Its: Executive Vice-President
                            _________________________________

                                                "Company"

SCHEDULE 1.1(a) -- Assets

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.1(b) -- Inventory

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.1(d) -- Rights of MTI

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.1(e) - Credits, Prepaid Expenses, Deferred Charges, Advance Payments, Security Deposits and Pre-Paid Items

None

SCHEDULE 1.1(g) -- Intellectual Property

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.1(h) -- Interests in Government Contracts

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.1(l) -- Employee and Independent

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.2 -- Excluded Assets

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.4 - Assumed Liabilities

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 2.1(f) -- Employment Agreements

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(b)(ii) -- States in Which MTI is Qualified to do Business


	Maryland

	New York

SCHEDULE 3.1(c) -- Required Consents and Government Approvals

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(d) -- Contributed Business Balance Sheet

Attached is a Contributed Business Balance Sheet as of 6/25/97

                       Mechanical Technology Inc.
                          Fuel Cell Activity
               Proforma Statement of New Assets at 5/23/97

                                               Total          To Plug Power
Assets                                        --------        -------------
        Cash                                 $       0          $       0

(1) -   Accounts Receivable                    348,794                  0

        Inventory                                   77                 77

	Property, Plant & Equipment
           at Acquisition Cost                 463,532            463,532

        Accumulated Depreciation               (82,600)           (82,600)
                                               -------            -------
        Net Property, Plant, and Equipment     380,932            380,932
                                               -------            -------
        Total Assets                           729,803            381,009

Liabilities

(2) -   Accounts Payable                        52,191             10,585

        Notes Payable                           18,384             18,384

	Accrued Vacation

                Base Vacation                   49,141             24,571
                Purchased Vacation               2,150              2,150

(3) -   Accrued FSA                              2,662              2,662
                                               -------            -------
        Total Liabilities                      124,528             58,352

                                               -------            -------
Net Assets                                   $ 605,275          $ 322,658
                                               =======            =======
(1) -   Retained by MTI

(2) - Will transfer payables associated with transferred assets, materials, and supplies.

	For example, per the attached list, laboratory expenditures of $430.7 thousand had been authorized and $389 thousand recorded, as of 5/23/97.

	Payables associated with the $389 thousand expenditure will be transferred. Additional payables, including but not limited to authorized but unexpended Plan Appropriations, will also transfer.

(3) -   Subject to IRS regulations that may inhibit transfer of this liability.

Backlog                                      $ 657,000          $ 657,000
                                               =======            =======

SCHEDULE 3.1(e) -- Liabilities Relating to Business

See Schedule 1.4

See Schedule 3.1(g)

SCHEDULE 3.1(f)(i) -- Taxes Contested in Good Faith

MTI pays a variety (sales, use franchise, property, and income, etc.) of taxes at various and numerous levels of government including, but not limited to, school, town, county, state, and federal.

In the ordinary course of business MTI is subject to audit by the various taxing authorities.

MTI is currently involved in settling, in good faith, both New York State corporation franchise tax and sales and use tax for several open years.

MTI also has contested Property taxes (Town of Colonie) for 1995/96 and 1996/97.

SCHEDULE 3.1(f)(ii) -- Extension of Assessment on Taxes

In connection with both New York State corporation franchise tax and sales and use tax audits, MTI has consented to extending the period of limitation.

SCHEDULE 3.1(f)(iii) -- Disclosures Regarding Taxes and Withholding Taxes

See Schedule 3.1(f)(i) and Schedule 3.1 (f)(ii)

SCHEDULE 3.1(f)(iv) -- Litigation or Administrative Appeals Pending In Connection with Covered Taxes

See Schedule 3.1(f)(i) and Schedule 3.1(f)(ii)

SCHEDULE 3.1(g) -- Changes in Conduct of Business Since Audited Balance
Sheet

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(h) -- Litigation, Citations, Fines or Penalties

None

SCHEDULE 3.1(i)(i) -- Violations of Applicable Laws

None

SCHEDULE 3.1(i)(ii) -- Governmental Approval and Consents Required for Conduct of the Business

1.	See Schedule 1.1(h)

2.	See Schedule 3.1(c)

3.	See Schedule 3.1(u)(i)

4.	Received Approvals only form the Chase Manhattan Bank, NYSERDA and
        LANL.

SCHEDULE 3.1(i)(iii) -- Contracts with Governmental Authority

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(i)(iv) -- Disclosures Regarding Business


1. The Committee on Appropriations, Subcommittee on Interior and Related Agencies, has completed a "mark-up" of the budget that includes the DOE Office of Advanced Automobile Technologies Programs, and has moved $10 Million form the fuel cell area to the heavy duty diesel area. This action would reduce the fuel cell effort form $29.6 Million to $19.6 Million. It is the understanding of many that this action is counter to DOE plans and results form the interests of the diesel engine technology community. it is difficult to understand the wisdom of moving money to the giant diesel engine industry with its mature technology while depriving the embryonic fuel cell industry with its potential for break-through commercial technology that can rival the emergence of the PC industry form the mainframe computer.

2. Phase II of the Ford contract will not be completed within the current limits of the contract. -- Please the Addendum to Schedule 3.1(g)

SCHEDULE 3.1(j) -- Operation of the Business

MTI has conducted the Business only through MTI.  There are no exceptions.

SCHEDULE 3.1(k) -- Permitted Liens


1.	All government property as set forth on Schedule 1.1(a), items in
Government owned property room, Ford Phase I material, and Ford Phase
II material is owned exclusively by the Department of Energy and used by MTI in connection with research and development activities.

2	Air Compressor Engineering lien, as assigned to LCA.

3.	Limitations on Intellectual Property Rights, as set forth in Schedules
3.1(p)(iii)-(iv)

SCHEDULE 3.1(l)(i) -- Contracts

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(l)(iii) -- Existing Default Under Contracts

None

SCHEDULE 3.1(m) -- Territorial Restrictions

See Schedule 1.1(h)

SCHEDULE 3.1(o) -- Suppliers to Fuel Cell Business

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(p)(i) -- Government Contracts

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(p)(iii) -- Exceptions to Patent Rights

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(p)(iv) -- Third Party and Government Rights

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(r)(i) -- Intellectual Property Owned by MTI

	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(r)(ii) -- Infringement by Third Party of MTI Intellectual Property Rights

None

SCHEDULE 3.1(r)(ii) -- Infringement of Third Party Intellectual Property
Rights

None

SCHEDULE 3.1(r)(v) -- Confidential Information

        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(s) -- Insurance

This Schedule contains a complete list of all insurance policies maintained by MTI. A summary description of each policy is attached. No claims have been made by MTI's Fuel Cell Business during the past two years.


         Coverage                                 Claims (Past 2 Years)
         --------                                 ---------------------
Directors & Officers Liability                            None

Excess Directors & Officers Liability                     None

Property & General Liability                              None

Air Craft Products Liability                              None

Workers Compensation                                      None

Commercial Umbrella                                       None

ERISA Bond                                                None

Commercial Crime Policy                                   None

Commercial Auto                                           None

California Tax Bond                                       None

Open Cargo Policy                                         None

SCHEDULE 3.1(u)(iii) -- Disclosure of Information Regarding Environmental Conditions Relating to the Business, Assets or leased Property

See Attached Phase I (Hard Copy Previously Provided)

SCHEDULE 3.1 (u)(iv) -- Other

None

SCHEDULE 3.1(v) -- Employees of MTI

        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1(w) -- Employee Benefit Plans

Existing MTI Employee Benefit Plans are listed as follows:

1. 401(k) Savings Plan (Administered by Mass Mutual)

2. Medical Insurance (Four carriers are currently available at the employees option)

           -       Capital District Physician's Health Plan (CDPHP)
           -       Blue Shield of Northeastern New York
           -       Mohawk Valley Physicians (MVP)
           -       Community Health Plan (CHP)

3. Dental Insurance (Offered through Phoenix Home Life. Employees with CHP medical coverage may select CHP Dental)

4.  Long Term Disability Insurance (Policy with UNUM)

5.  Short Term Disability Insurance (Policy with Phoenix Home Life)

6.  Flexible Spending Account (Administered by Lawrence Healthcare)

7.  Life Insurance (Policy with Mass Mutual)

8.  Vacation

    -       Earned Vacation
    -       Vacation Purchase

9.  Short Term Personal Illness

10. Extended Personal Illness

11. Personal Business Time

12. Voluntary Furlough Program

13. Technology Division Profit Sharing Plan

14. Stock Incentive Plan

             Profit Sharing Plan
             Technology Division
             1996 Fiscal Year


Effective:		Fiscal Year 1995

Eligibility:

   * All full time employees and scheduled employees who work more than 1000 hours. Distributions made on basis of individual salary as a percentage of total salary.

   * New hires may participate on a pro rata share basis at the discretion of management at the time of hiring.

   *  Must be on the payroll on 9/30/96 to receive distribution.

   *  Non-discretionary.

   *  Based upon earnings before taxes, but after corporate assessment.

Formula:

	Earnings < Budget		No Distribution

	Earnings = Budget		10% Payment to Pool

	Earnings > Budget		10% of amount = budget, +
					15% of any additional earnings

Impact:

	Budget = $200,000 income pre-tax

                   Earnings                     Distribution
                   --------                     ------------
                  $ 200,000                       $  20,000
                    300,000                          35,000
                    500,000                          65,000

Comments:

   *  Plan is identical to 1995 approved plan

SCHEDULE 3.1(x) -- Confidentiality

None

SCHEDULE 3.1(y) -- Guarantees By Third Parties

Guaranty dated as of October 31, 1995, by MASCO Corporation, a Delaware corporation, located at 21001 Van Born Road, Taylor, Michigan 48180, in favor of Chemical Bank, to secure payment of a $4,000,000 Promissory Note dated October 31, 1995 by Mechanical Technology Incorporated in favor of Chemical Bank.

SCHEDULE 9 -- COPYRIGHT, PATENT AND TRADEMARK RIGHTS

See Schedule 1.1(g)